MEMORANDUM OF UNDERSTANDING

between

Manhattan Institute of Management

and

AmericaTowne, Inc.

PREAMBLE

This Memorandum of Understanding (MOU) is entered into by and between Manhattan Institute of Management, hereafter "MIM", with a registered address at 110 William Street, 3rd floor New York, NY 10038 USA, and AmericaTowne, Inc., hereafter "AmericaTowne", a Delaware corporation and reporting company under the rules promulgated by the United States Securities and Exchange Commission, with a mailing address for notice purposes of 353 East Six Forks Road, Suite 270 in Raleigh, North Carolina 27609 USA. MIM and AmericaTowne are referred to collectively, as "Parties" or individually as "Party."

1. Purpose

The Parties recognize the benefits to be derived from increased collaboration, cooperation and interaction for the further promotion and understanding of their respective programs.

The purpose of this MOU is to define the areas for fundamental, educational and business areas in which the Parties desire to work together in the future for their mutual benefit to foster a collaborative framework between MIM and AmericaTowne in exporting US-based Educational systems with a view to benefiting from each other's initiatives and working procedures and to support collaboration between both Parties.

This MOU should not be interpreted as or considered a solicitation for the sale of securities of AmericaTowne.

2. Scope

This MOU sets forth the intentions of the Parties for increased collaboration, cooperation and interaction and does not create any legally binding commitments. If the Parties later agree to undertake specific joint projects with legally binding obligations, they will develop separate written agreements for such projects, setting out each Party's contributions, deliverables, and budgets.

The Parties Recognizes:

2.1 A growing and unmet demand for education across the spectrum exists in China.

2.2 Last year in the US, 1.8 million students took the SAT; 9.8 million took the "gaokao" - China's National College Entrance Exam.[1]

2.3 Each year, over 2 million students in China that want to attend college - will not be able to.

2.4 With the emergence of its market economy, education has become a priority in China impacting students, businesses and government officials.[2]

2.5 Education costs represent up to 10 percent of a typical family in China's annual household income, second only to their food budget.

2.6 The Chinese Government has implemented reform in educational policy to change the orientation of the education system from one based on memory learning to a more individualized creative approach, found in Western culture.

The Parties intend to:

2.7 Pursue collaboration on fundamental, academic and business related activities to export US-based educational systems to China by, for example:

2.7.1 Developing boots on the ground marketing network in China to identify qualified Chinese students that will attend MIM in residence programs.

2.7.2 Developing a viable marketing network in China to identify experienced and professional businesspersons and government officials that would benefit from receiving certification in advanced management processes and procedures.

2.7.3 Providing select MIM's business students with practical experience in International Trade.

2.8 AmericaTowne intends to:

2.8.1 Develop an International Trade Center in Meishan Island Ningbo China.

2.8.2 Develop AmericaTowne Communities in China.

2.8.3 Develop relationships and marketing opportunities with various Provinces across China that are supportive of this initiative.

2.8.4 Market MIM's educational institution within the AmericaTowne network including its US Trade Center at Meishan Ningbo China and planned AmericaTowne communities, and elsewhere in China.

2.8.5 Ensure compliance with China's educational laws and national initiatives.

2.8.6 Provide qualified students to from China to attend MIM's educational offerings in residence.

2.9 MIM intends to:

2.9.1 Identify programs and educational offerings that would be attractive to students in residence.

---

[1] Reuters/China Daily http://www.businessinsider.com/24-stunning-photos-of-chinas-college-entrance-exams-2015-6

[2] Sec.gov Annual report http://www.sec.gov/Archives/edgar/data/1203900/000114420415020305/v404969_10k.htm

2.9.2 Where warranted develop internal initiatives, for example hiring staff member that is fluent in Chinese that will help implement the program.

2.9.3 Provide attractive marketing materials that focus on some typical Chinese family core values.

2.9.4 Assist students where appropriate with student and or employment VISAs.

2.9.5 Internally develop initiatives and implement programs, where warranted that will assist in the development and implementation of a plan to attract more International students primarily from China to MIM.

- For Example: admitting Chinese students on the basis of their gaokao test (China's National College Entrance Exam) scores and a one-on-one interview.
- This means Chinese students will have opportunities to study in the US immediately - without spending an extra year preparing for IELTS, Toefl or SAT tests.

3. Costs

3.1 Each Party will be responsible for its own costs in connection with all matters relating to collaborations under this MOU.

4. General Provisions

4.1 As stated above, any specific joint projects with legally binding obligations will be set forth in separate written agreements.

4.2 Treatment of intellectual property rights developed through collaborations under this MOU will be determined between the Parties through mutual consultation and separate written agreements on a case-by-case basis.

5. Confidentiality

5.1 Unless otherwise required in order for AmericaTowne to meet its reporting obligations as a publicly reporting company, the parties agree that there is no intention to share any confidential or proprietary information in any collaboration under this MOU. If either Party wishes to disclose information it considers to be confidential or proprietary to the other Party, the Parties will enter into a written non-disclosure agreement. It is also understood and agreed that no information will be exchanged or disseminated under any collaborations pursuant to this MOU which is export controlled pursuant to the export control laws of the USA, including The Export Administration Regulations and the International Traffic in Arms Regulations for USA or the Foreign Exchange and Foreign Trade Act.

6. Duration

6.1 This MOU shall be effective for a period of four (4) years from the date of final signature. It may be modified or extended by mutual written agreement by the Parties. This MOU may be terminated by either party upon six (6) months advance written notice.

The Parties to this Memorandum of Understanding hereby confirm their agreement to its terms by the following signatures:

Manhattan Institute of Management	AmericaTowne, Inc.
By _[signature]_ Marc Nelson, Director of Marketing	By _[signature]_ Alton Perkins, Chairman of the Board
Date 7/20/15	Date July, 17, 2015